UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)      April 26, 2005

                       MYERS INDUSTRIES, INC.
(Exact name of registrant as specified in its charter)

Ohio	1-8524	34-0778636
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1293 South Main Street, Akron, OH	44301
(Address of Principal Executive Offices)	(Zip Code)

Registrant's Telephone Number, including area code      (330) 253-5592

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

               On April 26, 2005, Stephen E. Myers, the Chairman and Chief Executive Officer of Myers Industries, Inc. (the "Company") notified the Company that he would resign and retire as the Company's Chief Executive Officer effective May 1, 2005. Mr. Myers will serve as the Chairman of the Board of Directors of the Company, an appointment by the Board effective May1, 2005.

               Mr. Myers and the Company have agreed to the principal terms associated with his resignation and retirement as Chief Executive Officer, the material terms of which are attached hereto on Schedule A, which are subject to completion and the execution of definitive agreements.

               On May 1, 2005, the Company appointed John C. Orr, currently the President and Chief Operating Officer of the Company, as President and Chief Executive Officer of the Company, effective as of May 1, 2005. Mr. Orr has been President and Chief Operating Officer since 2003. From 2001 to 2003, Mr. Orr was General Manager of Buckhorn Inc., one of the Company's material handling operations. Prior to that, Mr. Orr had been employed by The Goodyear Tire and Rubber Company, a manufacturer of tires and rubber products, for 28 years. His last position at Goodyear was Vice President Manufacturing -- North American Tire Division.

               Mr. Orr entered into an employment agreement with the Company for five years starting in June 2000 and expiring in June 2005. The agreement, as amended in January 2005, provides a base salary of $450,000 and certain benefits. Mr. Orr also has a change of control agreement with the Company that provides for three years of compensation and benefits in the event of a change in control of the Company and his termination of employment. The benefits under the change of control agreement are limited by Sections 280G and 4999 of the Internal Revenue Code. Mr. Orr is also subject to a three year non-compete agreement.

Schedule A
Material Terms of Agreement between
Myers Industries, Inc. and Mr. Stephen E. Myers
1. Term:	>	The term would begin upon Myers' resignation as CEO and Chairman of the Company (May 1, 2005) and extend through the May 1, 2009.
2. Position:	>	Chairman of the Board of Directors, consistent with the Company's charter documents and Ohio law, for as long as Myers is a director.
3. Duties and Responsibilities:	>	Preside over meetings of the Board of Directors, consistent with role contemplated for Chairman of the Board by Ohio law and Company's charter documents.
	>	Provide such other services as the Board or CEO may reasonably request.
4. Compensation and Benefits:	>

Continuation on the payroll as a non-executive, non-officer employee until May 1, 2009 at total compensation of $500,000 per year, allocated as follows: (i) compensation for his service as a non-executive, non-officer employee at $60,000; (ii) compensation for the non-compete at an annual figure of $240,000; and (iii) compensation for a release and other covenants in the separation and retirement agreement at an annual figure of $200,000.

	>	Payment of any unpaid prior bonus for years before 2005, in accordance with the terms of the plan.
>

In addition to eligibility, during the term of the agreement, for continued participation in employee benefit plans maintained by the Company for its employees, including health and welfare plans, life insurance, and profit sharing, the Company shall reimburse Myers for the cost of his COBRA coverage for 18 months and the cost of a reasonable supplemental private health insurance after the expiration of COBRA coverage until age 75 at a monthly cost no greater than the then-current cost of COBRA coverage under the Company's health care plans. Upon resignation as CEO, Myers shall be provided with title to his current Company-owned car.

	>	Mr. Myers shall receive payment of his vested benefits under his Supplemental Executive Retirement Plan in accordance with the terms thereof.
	>	Continued participation in director option plan. Exercise date for any vested options will be extended to 90 days after termination of agreement.
5. Office and Support:	>

During the term, Myers may maintain his current office space; provided, however, that in the event that the Company's Board determines that it is in the best interest of the Company for Myers to vacate his office then the Board may require him to do so.

6. Status as a Director:	>

The Company agrees that the Compensation and/or Nominating Committees (as governance responsibilities may further evolve) will consider inclusion of Mr. Myers in the Board of Directors' slate of nominees for election as a director at each annual meeting held during the term of the agreement.

7. Expenses:	>	Mr. Myers will be entitled to reimbursement for reasonable expenses (including reasonable fees and disbursements of counsel) associated with the negotiation of this agreement.
8. Other Terms	>

Non-disparagement - Mr. Myers and the other members of the Board will agree not make any voluntary statements or cause or encourage others to make such statements, that defame or disparage the personal and/or business reputation, practices or conduct of any of such persons with respect to any of the events or decisions associated with Mr. Myers' resignation as CEO.

	>	The agreement will provide for non-competition, non-solicitation and confidentiality provisions and releases of claims customary in agreements of this type.
>

Cooperation -- Mr. Myers will cooperate with the Company in effecting an orderly transition of authority to the new CEO and shall provide such assistance in connection therewith or with other appropriate matters such as litigation as the Board or the CEO shall reasonably request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Myers Industries, Inc.

(Registrant)

By:	/s/ Kevin C. O'Neil

Kevin C. O'Neil
Vice President, General Counsel and Secretary
Dated:	May 2, 2005